Exhibit 3.1

CERTIFICATE OF CONVERSION

OF

A TEXAS CORPORATION

TO

A Delaware CORPORATION

(In compliance with Section 10.154 of the

Business Organizations Code of the State of Texas)

Converting Entity Information

1.	The name of the converting entity is Acer Therapeutics Inc.
2.	The organizational form of the converting entity is a corporation.
3.	The jurisdiction of formation of the converting entity is the State of Texas.

Converted Entity Information

4.	The name of the converted entity will be Acer Reincorporation, Inc.
5.	The organizational form of the converted entity will be a corporation.
6.	The jurisdiction of formation of the converted entity will be Delaware.

Plan of Conversion

7.

A signed plan of conversion is on file at the principal place of business of the converting entity. The address of the principal place of business of the converting entity is One Gateway Center, Suite 351 (300 Washington St.), Newton, Massachusetts 02458.

8.

A signed plan of conversion will be on file after the conversion at the principal place of business of the converted entity. The address of the principal place of business of the converted entity will be One Gateway Center, Suite 351 (300 Washington St.), Newton, Massachusetts 02458.

9.

A copy of the plan of conversion will be furnished on written request without cost by the converting entity before the conversion or by the converted entity after the conversion to any owner or shareholder of the converting or converted entity.

Approval of the Plan of Conversion

10.	The plan of conversion has been approved as required by the law of the jurisdiction of formation and the governing documents of the converting entity.

Effectiveness of Filing

11.	This Certificate becomes effective upon filing.

Tax Certificate

12.	In lieu of providing the Certificate of Account Status to Terminate from the Texas Comptroller, the converted entity will assume all liability for the payment of any franchise and/or sales taxes.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument. The undersigned certifies that the statements contained herein are true and correct, and the person signing is authorized under the provisions of the Business Organizations Code of the State of Texas to execute the filing instrument.

Date: May 15, 2018

Acer Therapeutics Inc.

By:	/s/ Chris Schelling
Name:	Chris Schelling
Title:	President and Chief Executive Officer

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